Exhibit 4.36

Investment Cooperation Agreement

No.: lxeh 20220117

Party A: Zhejiang Lishui Mengxiang Education Development Co., Ltd.

Party B: Beijing Renren Clinic Smart Technology Co., Ltd.

Party A is a leading private education group in China and a listing company in the United States. Party B has rich resources in the fields of nursing, emergency care, healthcare and other fields. The Parties decide to establish a joint venture company to conduct degree education and certificate training business in the fields of nursing, emergency care and healthcare. The Parties enter into this Agreement through friendly negotiation in accordance with the Civil Code of the People’s Republic of China, the Company Law of the People’s Republic of China and other relevant laws and regulations.

Article I. Content of Cooperation

The Parties and the Operation and Management Team shall contribute an aggregate of RMB 10,000,000 in proportion to the capital contribution subscribed by them respectively to establish a joint venture company (hereinafter referred to as “Company A” or “Company”) in Beijing to act as the management and interest entity of the cooperation between the Parties.

1.

Company A, as the sponsor, shall apply for registration or undertake, by accepting the transfer, a private non-profit institution (hereinafter referred to as “Institution B”) to act as the cooperation and operation entity of the Business.

2.

The Parties will establish a team and fully contribute resources to carry out education, training, certificate and other business in the fields of routine care, international care, intellectual care, child care, emergency rescue and geriatric healthcare through Company A and Institution B.

3.

The form of business includes the cooperation with secondary and high vocational schools to establish level-2 colleges, the independent setting up and operation of secondary and high vocational schools, various online and offline training for the social public and industrial enterprises, undertaking public-welfare projects, pursuing market-oriented operation and undertaking industrial meetings. Company A mainly operates asset-light business, while the business involving heavy assets will be jointly invested and operated by Party A and Company A.

4.	Location of business: to be divided into Beijing and Suzhou according to the distribution of business resources and business development.

Article II. Invest Structure and Team Composition

1.	Party A contributes RMB 4,300,000, representing 43% equity interests of Company A.

2.	Party B contributes RMB 4,200,000, representing 42% equity interests of Company A.

3.

The Operation and Management Team forms a limited partnership enterprise, as the shareholding platform (hereinafter referred as “Team Shareholding Platform”) and contributes RMB 1,500,000, representing 15% equity interests of Company A.

4.

Within ten days after Company A finishes registration and opens the bank account, Party A shall inject RMB 3,200,000 as the first installment of paid-in capital; Party B shall inject RMB 2,100,000 as the first installment of paid-in capital; the remaining registered capital (the second installment) not paid by the Parties shall be paid in one lump sum at the time agreed by the Parties within one year after the registration of Company A, depending on the operation of Company A. The Parties shall provide financial support or credit support for the subsequent capital demands of Company A in proportion to their shareholding.

5.

Within one year after Company A’ s registration, if the Company does not exceed 10 persons, Party B shall provide the office space in Beijing and Suzhou for free. After one year or the period after the Company exceeds 10 persons, office space fee shall be paid by Company A at the market price. The registered address of Company A shall be provided by Party B free of charge.

6.

The executive partner, who is the sole general partner of the Team Shareholding Platform, shall be designated by Party A and all voting rights of Company A on the Team Shareholding Platform shall be actually owned by Party A. The executive partner shall exercise the voting rights in accordance with the instructions of Party A or shall irrevocably authorize Party A to exercise the voting rights, and Party B acknowledges and agrees to take all necessary measures to ensure the actual ownership of such voting rights by Party A. The partnership shares of Team Shareholding Platform, after being approved by the board of directors of Company A, shall be subscribed by team members absorbed as core backbone personnel at the price of the registered capital of Company A, and the subscribed equity shall be restricted equity, as stipulated in the subscription agreement for restricted equity signed by and between the subscribers and Company A. 50% of the first installment shall be paid-in capital upon subscription by team members, and the remaining subscribed amounts shall be paid-in simultaneously with the second installment of registered capital of Party A and Party B. The portion of the Team Shareholding Platform which has not been granted to the team members shall be entrusted by [the Designated Person of Party B]. The Parties specify that such portion of the partnership shares is reserved interest and no dividends shall be distributed before the same is granted to the team members.

7.

Based on the operation progress of Company A, the Parties may, at an appropriate time, jointly discuss the incentive option pool for the Operation and Management Team of Company A and establish a targeted option incentive plan. The option pool is jointly diluted and injected by the shareholders pro rata.

8.

Company A shall have a board of directors, which consists of five members, of which Party A shall appoint 3 directors and Party B shall appoint 2 directors. Party A shall appoint the chairman of the board of directors. Institution B shall have a council, which consists of five members, of which Party A shall appoint 3 council members and Party B shall appoint 2 council members.

9.	The legal representatives (persons-in-charge) and senior management of Company A and Institution B shall be elected or appointed by the board of directors.

10.

Major issues to Company A/Institution B shall be discussed and decided by the board of directors/the council, and the general manager/principal (dean) shall be fully responsible for the daily operation and management of Institution B.

11.	An accountant appointed by Party A and a cashier appointed by Party B jointly constitute the finance department of Company A and Institution B.

Article III. Division of Responsibilities

1.	Party B shall be responsible for the incorporation of Company A and Institution B.

2.

Party A shall be responsible for introducing to Company A and Institution B resources in education industry required for the business operation, including the partner resources, education industry experiences and operation and management experiences necessary for the business operation of secondary and high vocational schools and universities, and use its best efforts to facilitate cooperation.

3.

Party B shall be responsible for introducing to Company A and Institution B various qualifications, proprietary brands and industry channels necessary for the business operation, including but not limited to the authorization or support in relation to the qualifications, brands, and acquisition certificate of potential partners such as International College of Red Cross, Nightingale Ambulance Center, Red Cross Development Center, National Health Commission, Ministry of Emergency Management and China General Technology Group, and use its best efforts to facilitate cooperation.

4.	Both Parties shall be jointly responsible for course development and faculty building in the course of business operation.

Article IV. Profit and Loss Allocation

1.	The profits and losses of the Company shall be shared and borne by the Parties in proportion to their respective contributions to registered capital.

2.

After the after-tax profits of the Company have been used to make up losses incurred by the Company in the previous years and allocations have been made to statutory common reserve fund (10% of after-tax profits), the distribution of dividends or the distribution thereof shall decided by the shareholders together.

Article V. Rescission or Termination of the Agreement

1.	If any of the following circumstances occurs, this Agreement shall be terminated forthwith:

A.	Company A and Institution B fail to be established due to any objective reasons as a result of which the Parties cannot cooperate as agreed herein;

B.

Company A or Institution B’s business license/registration certificate of private non-enterprise entity is revoked in accordance with law, as a result of which the Parties cannot cooperate as agreed herein;

C.	Company A or Institution B is declared bankrupt in accordance with law, as a result of which the Parties cannot cooperate as agreed herein;

D.	The Parties agree to rescind this Agreement.

2.	After the rescission of this Agreement:

A.	The Parties shall conduct the liquidation jointly, and if necessary, a neutral party may be engaged to participate in the liquidation.

B.

If any assets remain after the liquidation, the Parties shall distribute such assets in proportion to their respective contributions to the registered capital of the Company after all the debts of the Company have been paid off.

C.	If there are losses after the liquidation, the Parties shall share such losses in proportion to their respective contributions to the registered capital of the Company.

3.

Reasonable expenses incurred by either Party for the establishment of Company A or Institution B shall be calculated as the expenses of Company A or Institution B upon the confirmation of the other party, and borne by Company A or Institution B ; if Company A or Institution B fails to be established due to some reasons, the preliminary expenses incurred respectively by either Party shall be borne by such Party on its own.

Article VI. Liability for Breach of Contract

1.

If either Party breaches this Agreement by failing to pay the subscribed capital in full and in a timely manner, it shall make up the deficiency within five (5) days. And if such reasons causes to the Company to fail to be established as scheduled or causes losses to the company, the breaching Party shall be liable for compensation to the Company and the Non-breaching Party.

2.

Except for the aforementioned breach on capital contribution, if either Party breaches this Agreement and causes interests losses of the Company or the Non-breaching Party, it shall be liable for compensation to the Company and the Non-breaching Party.

Article VII. Miscellaneous

1.

This Agreement shall become effective upon signature and seal of both Parties. Any matters not covered herein shall be subject to the supplemental agreement separately, and such supplemental agreement shall have the same legal effect as this Agreement.

2.

If there is any dispute arising from or in connection with this Agreement, the Parties shall try their best to resolve such dispute through negotiation. In case no agreement can be reached, the dispute shall be submitted to Hangzhou Arbitration Commission for arbitration in accordance with its arbitration rules then in effect.

3.	This Agreement is drafted in two counterparts, each of which shall be held by each Party to this agreement and has the same legal effect.

(The remainder of this page is intentionally left blank and constitutes the execution part)

Party A: Zhejiang Lishui Mengxiang Education Development Co., Ltd. (Seal)

Signature:

Party B: Beijing Renren Clinic Smart Technology Co., Ltd. (Seal)

Signature:

Date: